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                                                                    EXHIBIT 3.09

                                                            --------------------
                                                                  RECEIVED
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                                                                JUL 23 1996
                                                            --------------------
                                                            JUDGE SWEET CHAMBERS
                                                            --------------------

JARED STAMELL, ESQ.
STAMELL & SCHAGER, LIP
One Liberty Plaza, 35th Floor
New York, New York 10006
(212) 566-4047
Attorneys for Plaintiff

IRVING L. GOLOMB, ESQ.
GOLOMB, SINDEL & DIBLE, P.C.
185 Madison Avenue, Suite 1600
New York, New York 10016
(212) 686-4004
Attorneys for Defendants

-----------------------------------X      UNITED STATES DISTRICT COURT
SHARON SANDLER,                           SOUTHERN DISTRICT COURT
                                          OF NEW YORK
                      Plaintiff,

           - against -                    Case No. 92 Civ. 5292

PROGRAMMING AND SYSTEMS,
INCORPORATED, IRWIN MAUTNER, ALVIN        STIPULATION AND ORDER
LIPOFF, LESTER J. TANNER, KENNETH         AUTHORIZING RELEASE OF
FULD and MARTIN GREENSTEIN, C.P.A.,       SHARES FROM ESCROW

                      Defendants.
-----------------------------------X

      The parties stipulate, that to consummate the Stipulation of Settlement approved by the Court on January 21, 1994, as amended by an Order entered on June 12, 1995, plaintiff, acting individually and on behalf of the Class, and the defendant Programming and Systems, Incorporated ("PSI"), agree as follows:

                                   THE ACTION

      A. The Stipulation of Settlement was entered to settle claims of alleged violations of the federal securities laws and the common law asserted on behalf of a class of all persons who owned common stock of PSI on June 17, 1992 and their successors in interest ("Class").

      B. Plaintiff alleged, among other things, that: (i) as a result of false and misleading statements and/or omissions by defendants, the market prices of PSI's common stock were artificially inflated from at least May 31, 1989 through and including June 17, 1992, and (ii) as a result of the alleged misstatements, non-disclosures and the resulting suspension in trading of PSI's common stock on June 17, 1992, plaintiff and the Class were damaged. Defendants denied all liability on the claims made against them.

      C. Defendants represented that, as a group, they owned or controlled approximately 1,200,000 shares of PSI common stock, and that as of June 17, 1992 there were issued and outstanding about 2,432,290 additional shares of PSI common stock. PSI represented that this same number of shares continued to be issued and outstanding as of the date of the Amendment and PSI represents that this continues to be true as of the date this stipulation is signed and submitted to the Court. PSI further represented that its common stock had been eligible for quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") until June 17, 1992, and since that date the stock has not been eligible to trade and has not traded on any public exchange or market.

      D. Plaintiff was afforded the opportunity to investigate the facts and circumstances of PSI relevant to the settlement and made investigations of the facts before the hearings at which the settlement was approved and amended and the settlement was approved by the


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Court as fair, reasonable, adequate and in the best interests of the Class under
Rule 23 of the Federal Rules of Civil Procedure after hearings upon the fairness of the terms and conditions at which all members of the Class had the right to appear.

      E. The settlement, as amended, provided, among other things, for PSI shareholders to receive audited financial statements for the fiscal years ended February 28, 1994, 1995 and 1996 and for the Company to seek a listing on the NASDAQ of shares of a wholly-owned subsidiary, PSI Settlement Corp. ("PSC"), established pursuant to the settlement. PSC, which changed its corporate name to FRM Nexus, Inc. ("Nexus") on February 23, 1996, was capitalized in accordance with the settlement and presently holds all of the assets of PSI except for a claim in the lawsuit brought by PSI against fire insurance companies to recover additional amounts claimed by PSI to be due to it by reason of a fire which damaged PSI's New York City offices on April 29, 1993. PSI has not prepared or filed audited financial statements. Nexus has prepared and filed audited financial statements.

      F. This Stipulation is made to authorize the release of the Nexus shares from escrow for delivery to the Class as contemplated by the previous Orders of the Court.

                           THE TERMS OF THE SETTLEMENT

      G. In accordance with the original Stipulation of Settlement, PSI created a Settlement Fund in the sum of $1.4 million which was distributed in 1995 to shareholders pursuant to this Court's Order, in the amount of fifty cents ($.50) per share. PSI also paid fees and expenses of the settlement as required by the Stipulation of Settlement.


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      H. PSI incorporated Nexus as a Delaware corporation and a wholly-owned subsidiary of PSI pursuant to the Court's Order. Pursuant to the Settlement, as amended, PSI previously transferred to Nexus all of the stock of PSI Capital Corp., PSI Food Services, Inc., Wendcello Corp. and Wendclark Corp., additional assets from which Nexus organized a new start-up subsidiary called Medical Financial Corp., and cash.

      I. To secure the obligations of PSI under the terms of the Settlement, PSI granted a security interest in the stock of Nexus for the benefit of the PSI shareholders, and to perfect such security interest, the shares of Nexus were delivered in 1994, and are presently held by, Irving L. Golomb, attorney for defendants, and Jared B. Stamell, attorney for plaintiff, as Escrow Agents.

      J. The original purpose of Nexus was to sell all its assets and distribute the proceeds to all PSI shareholders, with a view to realizing an amount no less than $l.50 per issued and outstanding share of PSI. The purpose of the Amended Settlement, as approved by the Court was to have the shares of PSI or Nexus trade on NASDAQ and for the Escrow Agents to release the Nexus shares from escrow so the shares can be delivered to PSI shareholders as a necessary step before the Nexus shares can be listed on NASDAQ.

      K. As required by the Amended Settlement, PSI has provided to the PSI shareholders audited financial statements of Nexus for the three fiscal years ended February 29, 1996. PSI has not provided audited financial statements as required by the Amended Settlement which the parties agree is not material to consummation of the settlement so long as Nexus can be listed on NASDAQ.


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      L. The Court's Order of June 12, 1995 requires PSI to take such steps as are necessary to have Nexus shares traded on NASDAQ and this Stipulation is a necessary step in authorizing release to PSI, for delivery to shareholders, of the Nexus shares for over-the-counter trading and subsequent listing on NASDAQ. Over-the-counter trading of Nexus shares will be required by NASDAQ before a listing application is accepted.

      M. PSI has prepared for mailing to shareholders a letter dated July 26, 1996 (Exhibit A) and audited financial statement for the fiscal year ended February 29, 1996, (Exhibit B), copies of which are annexed hereto.

                            TERMS OF THE STIPULATION

      1. Nexus shall mail to shareholders the Letter (Exhibit A) together with the audited Financial Statement of Nexus for the fiscal year ended February 29, 1996 (Exhibit B).

      2. The Escrow Agents shall release the shares held by them in escrow forthwith so that PSI may cause the transfer agent for the Nexus common stock to transfer the Nexus common stock to all holders of record of PSI common stock in the ratio and manner described in Exhibit A.

      3. Nexus shall make application for the listing of its shares of common stock on the NASDAQ Stock Exchange. The Court shall retain jurisdiction of this action until said listing has been completed in accordance with its prior Orders.


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      4. This Stipulation and Order does not affect the finality of the
Judgments and Orders previously entered herein and is intended to implement the same.

Dated: July 22, 1996
       New York, New York

STAMELL & SCHAGER, LLP
Counsel for Plaintiff


By: /s/ Jared B. Stamell
   ----------------------------------
Jared B. Stamell (JS-5225)
One Liberty Plaza, 35th Floor
New York, NY 10006
Telephone: (212) 566-4047

GOLOMB, SINDEL & DIBLE, P.C.
Counsel for Defendants


By: /s/ Irving L. Golomb
   ----------------------------------
Irving L. Golomb (IG-2755)
185 Madison Avenue, Suite 1600
New York, NY 10016
Telephone: (212) 686-4004

                                            SO ORDERED:


                                            /s/ JOHN G. KOELTL
                                            ----------------------------------
                                            U.S.D.J.

                                            Dated: July 23, 1996


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